EXHIBIT 2

         Set forth below is a summary of transactions in the Series L American Depositary Shares of the Issuer (each such Share representing four shares of Series L Stock of the Issuer) by Frost-Nevada, Limited Partnership effected from December 23, 1995 through the date of this Amendment No. 5. All transactions were open market purchases and sales effected on the New York Stock Exchange.

                                  Number of Shares

                                                         PRICE PER
DATE                ACQUIRED           DISPOSED            SHARE
- ----                --------           --------          ---------

12/26/95                                 60,000             1.00

12/26/95              11,900                                 .9375

12/27/95                                300,000             1.00

12/27/95              90,000                                1.125

12/28/95             100,000                                1.00

12/28/95                                303,000             1.00

12/28/95                                 13,700             1.125

12/29/95              41,400                                1.25